EXHIBIT 15

August 6, 2004

ANSYS, Inc.

275 Technology Drive

Canonsburg, PA 15317

We have made a review, in accordance with standards established by the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of ANSYS, Inc. and subsidiaries as of June 30, 2004 and for the three and six month periods ended June 30, 2004 and 2003, as indicated in our report dated August 5, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, is incorporated by reference in Registration Statement Nos. 333-110728, 333-69506 and 333-08613 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
Pittsburgh, Pennsylvania